Exhibit 99.1

Dobson Communications Consummates New $700 Million Credit Facility

OKLAHOMA CITY, Oct. 23, 2003 (PRIMEZONE) -- Dobson Communications Corporation (Nasdaq:DCEL) today announced that its wholly owned subsidiary, Dobson Cellular Systems Inc., has consummated a new $700 million secured credit facility, consisting of a $550 million, 6.5-year senior secured term loan B facility and a $150 million, 6-year senior secured revolving credit facility.

The term loan will be amortized with quarterly payments of principal and interest, and, under certain circumstances, additional mandatory prepayments are required. In addition, at least 50 percent of the borrower's excess cash flows, as defined in the agreement, may be up-streamed to Dobson Communications subject to certain conditions and limitations.

The credit facility is guaranteed by Dobson Communications and certain of its material subsidiaries and is secured by a pledge of Dobson Communications' equity interest in the borrower and by all the assets of the borrower and its material subsidiaries.

Borrowings under the new credit facility will be used to fund the previously announced tender offers for all outstanding 12 1/4% Senior Notes due 2008 of Dobson's subsidiary, Dobson/Sygnet Communications Company, a portion of Dobson's outstanding 12 1/4% senior preferred stock; to repay the $54 million balance outstanding under the credit facility of Dobson's subsidiary, Sygnet Wireless, and for general corporate purposes.

The consummation of Dobson's new credit facility satisfies the financing condition requirement of Dobson's tender offers for any or all of the outstanding 12 1/4% Senior Notes due 2008 issued by Dobson's subsidiary, Dobson/Sygnet Communications, and for a portion of the outstanding shares of Dobson's outstanding 12 1/4% Senior Exchangeable Preferred Stock. The tender offer for the Dobson/Sygnet notes is expected to close on October 24, 2003, and the tender offer for the shares of Dobson's senior preferred stock is expected to close on October 31, 2003.

In September 2003, a portion of the proceeds from the issuance of $650 million principal amount of Dobson's 8 7/8% Senior Notes was used to repay all amounts outstanding under the credit facilities of Dobson's subsidiary, Dobson Operating Co., and a substantial portion of the outstanding balance under credit facilities of another subsidiary, Sygnet Wireless.

In connection with the closing of its credit facility, Dobson also announced that it had merged its subsidiaries, Dobson/Sygnet Communications, Sygnet Communications, and Sygnet Wireless Inc. into Dobson Cellular Systems.

Dobson Communications is a leading provider of wireless phone services to rural markets in the United States. Headquartered in Oklahoma City, the Company owns wireless operations in 16 states. For additional information on the Company and its operations, please visit its Web site at www.dobson.net.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding Dobson's plans, intentions and expectations. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. A more extensive discussion of the risk factors that could impact these areas and Dobson's overall business and financial performance can be found in Dobson's reports filed with the Securities and Exchange Commission. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.


CONTACT:  Dobson Communications Corporation
          J. Warren Henry, Vice President, Investor Relations
          (405) 529-8820